EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The	Board of Directors
Beasley	Broadcast Group, Inc.

We consent to incorporation by reference in the registration statement (No. 333-40806) on Form S-8 of Beasley Broadcast Group, Inc. and subsidiaries of our report dated February 17, 2003, with respect to the consolidated balance sheets of Beasley Broadcast Group, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Beasley Broadcast Group, Inc. and subsidiaries.

Our report dated February 17, 2003 states that the consolidated financial statements for the years ended December 31, 2000 and 2001 have been restated.

Our report also refers to a change in accounting for goodwill and other intangible assets effective January 1, 2002.

/s/    KPMG LLP

Tampa, Florida

March 6, 2003